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                                                                    EXHIBIT 11.1

                       STATEMENT REGARDING COMPUTATION OF
                          PRO FORMA NET LOSS PER SHARE

     Weighted average common shares outstanding


    Common shares issued.................................                             50,000
    Warrants issued within one year of filing(1).........                          4,750,000
    Options issued within one year of filing.............  [a]        733,344
      Weighted average exercise price per share..........            $   0.58
                                                                     --------
      Proceeds...........................................             425,340
      Mid range of estimated Offering price per share....            $  12.00
                                                                     --------
      Common shares repurchased..........................  [b]         35,445
                                                                     --------
      Common equivalent shares...........................  [a-b]      697,899        697,899
                                                                     --------
    Conversion of Class A and Class C Preferred Stock to
      common shares(2)...................................                          2,256,719
                                                                                   ---------
    Total common and common equivalent shares............                          7,754,618
                                                                                   =========


     For the period November 16, 1996 through December 31, 1996 (in thousands, except per share data)


    Net loss as reported........................................................  $  (613)
    Add - interest on converted preferred stock.................................      274
                                                                                  -------
    Pro forma net loss..........................................................     (339)
                                                                                  =======
    Pro forma net loss per share................................................  $ (0.04)
                                                                                  =======



     For the nine months ended September 30, 1997 (in thousands, except per share data)



    Net loss as reported........................................................  $(4,028)
    Add - interest on converted preferred stock.................................    1,643
                                                                                  -------
    Pro forma net loss..........................................................   (2,385)
                                                                                   ======
    Pro forma net loss per share................................................  $ (0.31)
                                                                                   ======


---------------

(1) Warrants were issued with exercise prices of $0.0002; all deemed outstanding during periods presented.

(2) Assumed outstanding at the beginning of respective periods.